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                      Shared Services Agreement

AGREEMENT made this 22nd day of January, 2008 between Commonwealth Annuity and Life Insurance Company, a Massachusetts corporation ("Commonwealth Annuity") and Epoch Securities, Inc., a Massachusetts corporation ("Epoch").

WHEREAS, Commonwealth Annuity and Epoch have entered into an Underwriting and Administrative Services Agreement dated January 22, 2008, as may be amended from time-to-time, pursuant to which Epoch serve as principal underwriter for certain variable annuity contracts or variable insurance policies (the "Variable Contracts"), which are issued by the Company and its separate accounts;

WHEREAS, Epoch, an affiliate of Commonwealth Annuity, is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "1934 Act") and is a member of the Financial Industry Regulatory Agency ("FINRA");

WHEREAS, pursuant to the terms of the Underwriting and Administrative Agreement, Epoch has assumed full responsibility for the securities activities of all "persons associated" (as that term is defined in Section 3(a)(18) of the 1934 Act) with Epoch and engaged directly or indirectly in the variable contract operations (the "associated persons"), and is responsible for the continued compliance by itself and its associated persons with the FINRA Rules of Practice and Federal and state securities laws, to the extent applicable in connection with the distribution of the Variable Contracts and the Variable Contract operations;

WHEREAS, pursuant to the terms of the Underwriting and Administrative Agreement, Commonwealth Annuity has agreed to perform certain administrative services on behalf of Epoch and to provide certain facilities to Epoch;

WHEREAS, Epoch and Commonwealth Annuity may from time-to-time perform other services on behalf of the other, including but not limited to providing management services, administrative support, the use of facilities, offices, and employees, and such other services as the parties may agree to from time to time (the "Additional Services");

NOW, THEREFORE, in consideration of the covenants and mutual promises of the parties made to each other, it is hereby covenanted and agreed as follows:

1. Commonwealth Annuity will bear the cost of all services and expenses, including legal services and expenses, filing fees, and other fees incurred in connection with distribution and administration of the Variable Contracts, including but not limited to:

(a) registering the Accounts and contracts and qualifying the contracts for sale in the various states;

(b) preparing, printing, and distributing all registration statements and prospectuses (including amendments), contracts, notices, periodic reports, and proxy solicitation material;

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(c)  preparing, printing and distributing advertising and sales literature used by Epoch or furnished by Epoch to broker-dealers in connection with offering the variable contracts; and

(d) all costs associated with the variable contract compliance function including, but not limited to, fees and expenses associated with qualifying and licensing associated persons with Federal and state regulatory authorities and the FINRA and with performing compliance-related administrative services, and

(e) sales commissions and other compensation, if any, due to broker-dealers for the sale of Contracts or to other persons fro activities relating to the sale of the contracts.

2. Commonwealth Annuity shall, as agent for Epoch, and at Commonwealth Annuities expense:

(a) maintain and preserve in accordance with Rules 17a-3 and 17a-4 under the 1934 Act all books and records required to be maintained by Epoch in connection with the offer and sale of the Variable Contracts, which books and records shall remain the property of Epoch, and shall at all times be subject to inspection by the SEC in accordance with Section 17(a) of the 1934 Act and by all other regulatory bodies having jurisdiction over the Variable Contracts:

(b) send a written confirmation for each contract transaction reflecting the facts of the transaction and showing that it is being sent by the Company on behalf of Epoch (acting in the capacity of principal underwriter for the Accounts), in conformance with the requirements of Rule 10b-10 of the 1934 Act; and

(c) transmit all sales commissions and other compensation to broker-dealers having a sales agreement with Epoch.

3. Commonwealth Annuity shall reimburse Epoch fully and completely for all expenses incurred by Epoch for distribution services, administration services, and Additional Services in connection with the Variable Contracts; provided, however, if Epoch receives compensation from any third party in connection with such services, and such services have been or will be directly or indirectly provided by Commonwealth Annuity, Epoch shall pay such compensation to Commonwealth Annuity.

4. To the extent that Commonwealth Annuity or Epoch provide Additional Services to the other party that are not in connection with the distribution or administration of the Variable Contracts, the actual costs and expenses for such Additional Services shall be allocated between the parties as may be mutually agreed upon by the parties.

5. Each party hereto shall each comply with all applicable provisions of the Investment Company Act of 1940, Securities Act of 1933 and of all Federal and state securities and insurance laws, rules and regulations governing the
issuance, sale, and administration of the Contracts.   Each party hereto
agrees to furnish any other state insurance commissioner or regulatory authority with jurisdiction over the contracts with any information or reports in connection with services provided under this Agreement which may be requested in order to ascertain whether operations of Commonwealth Annuity or Epoch are being conducted in a manner consistent with applicable statutes, rules and regulations.

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6. The parties acknowledge that their respective rights and obligations constitute full consideration for this Agreement and agree that, except as expressly provided herein, no fees or other charges are payable to the other for the provision of services under this agreement.

7. This Agreement shall upon execution become effective as of the date first written above, and

 (a) unless otherwise terminated, this Agreement shall continue in effect from year-to-year;

 (b) this Agreement may be terminated by either party at any time upon giving 60 days' written notice to the other party; and

 (c) this Agreement may be terminated at any time by mutual consent of Commonwealth Annuity and Epoch.

8. This Agreement shall be governed by and construed in accordance with the laws of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY

By: /s/ Michael A. Reardon
   ------------------------
Name:   Michael A. Reardon
Title: President




EPOCH SECURITIES, INC.

By: /s/ Margot K. Wallin
   -----------------------
Name:      Margot K. Wallin
Title: VP, Chief Compliance Officer

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